FORM OF
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
TAX OPINION

[DATE]

Barnett Banks, Inc.
50 North Laura Street
Jacksonville, Florida 32202

Ladies and Gentlemen:


     We have acted as counsel to Barnett Banks, Inc., a Florida corporation ("Barnett"), in connection with the contemplated merger (the "Merger") under the laws of the States of Florida and Delaware of Barnett with and into NB Holdings Corporation ("NB Holdings"), a Delaware corporation and a wholly-owned subsidiary of NationsBank Corporation, a North Carolina corporation ("NationsBank"), pursuant to the Agreement and Plan of Merger, dated as of August 29, 1997, by and between Barnett and NationsBank, as amended (the "Merger Agreement"). The delivery of this opinion, dated as of the Effective Time, is a condition to the Merger pursuant to Section 7.08 of the Merger Agreement.(1)

     In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon certain statements, representations and agreements made by Barnett, NationsBank and others, including representations set forth in letters dated the date hereof from officers of Barnett and NationsBank (the "Representation Letters"). Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements, representations and agreements made by Barnett and NationsBank, including those set forth in the Representation Letters.

          In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the Registration Statement, and that the Merger qualifies as a statutory merger under the laws of the States of Florida and Delaware.

          In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.
A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

Opinion

          Based solely upon the foregoing, we are of the opinion that the Merger will be treated, under current law, as a reorganization within the meeting of section 368(a) of the Code and that, accordingly, for United States federal income tax purposes:

         (i) No gain or loss will be recognized by NationsBank, NB Holdings or Barnett as a result of the Merger;


___________________
1 Unless otherwise indicated, all defined terms used herein shall have the meanings assigned to them in NationsBank's Registration Statement on Form S-4 (the "Registration Statement") filed in connection with the Merger with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Barnett Banks, Inc.
[DATE]
Page 2


        (ii) No gain or loss will be recognized by the holders of Barnett Common Stock who exchange all of their Barnett Common Stock solely for NationsBank Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in NationsBank Common Stock); and

       (iii) The aggregate tax basis of the NationsBank Common Stock received by holders of Barnett Common Stock who exchange all of their Barnett Common Stock solely for NationsBank Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Barnett Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest in NationsBank Common Stock for which cash is received).

        The foregoing opinion may not be applicable to shareholders of Barnett with respect to Barnett Common Stock which was acquired pursuant to the exercise of employee stock options or rights or otherwise as compensation.

        Except as set forth above, we express no other opinion. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. We are furnishing this opinion to you solely in connection with Section 7.08 of the Merger Agreement. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

                                                    Very truly yours,